Exhibit 99.1
FOR IMMEDIATE RELEASE
For Information: Geoff Mordock
Telephone: (213) 489-8271
Kaiser Aluminum and Teamsters Announce Ratification of New Three-Year Labor Contract
FOOTHILL RANCH, Calif. – April 27, 2006 – Kaiser Aluminum and the International Brotherhood of Teamsters today announced the ratification of a new three-year contract covering approximately 125 union members at the company’s Los Angeles facility. The agreement, which calls for typical industry-level wage increases, will commence on May 1, 2006.
“This agreement is the culmination of diligent efforts by the Teamster leadership and Kaiser Aluminum,” said Jack A. Hockema, president and CEO of Kaiser Aluminum. “It is indicative of the strong working partnership that both organizations have developed and our shared objective of positioning Kaiser Aluminum for long-term success.”
“The new contract provides our members with a competitive wage and benefit package,” said Sean Harren, International Brotherhood of Teamsters. “We’re happy to have this contract in place so that Teamsters at the Los Angeles facility can help contribute to the future of Kaiser Aluminum.”
“This contract is the last of several that have been ratified over the last year by hourly employees at Kaiser Aluminum union-affiliated facilities, leaving the company with no pending labor contract expirations until April 2007,” added Hockema. “It provides a strong foundation going forward and will be a key factor to our success as the company emerges from bankruptcy.”
Kaiser Aluminum (OTCBB: KLUCQ) is a leading producer of fabricated aluminum products for aerospace and high-strength, general engineering, automotive, and custom industrial applications. The Los Angeles facility, located in the City of Commerce, Calif., manufactures extruded aluminum products for general engineering and custom industrial applications.
F-1039
Company press releases may contain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The company cautions that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may vary materially from those expressed or implied in the forward-looking statements as a result of various factors.